Exhibit 99.1
VOLCANO CORPORATION REPORTS 49 PERCENT INCREASE IN
REVENUES; IVUS DISPOSABLE SALES INCREASE 33 PERCENT
     (RANCHO CORDOVA, CA) May 7, 2007—Volcano Corporation (NASDAQ: VOLC), a leading provider of intravascular ultrasound (IVUS) and functional measurement (FM) products designed to enhance the diagnosis and treatment of vascular and structural heart diseases, today reported that revenues in the first quarter of 2007 increased 49 percent over revenues in the first quarter a year ago.
     For the quarter ended March 31, 2007, Volcano reported record revenues of $29.6 million compared with revenues of $19.9 million in the first quarter of 2006. The company said its financial performance was driven by a 33 percent increase in IVUS disposable revenues versus the first quarter of the prior year.
     Volcano reported its third consecutive quarter of profitability on a GAAP basis, with net income of $1.7 million, or $0.04 per diluted share, versus a net loss of $6.4 million, or $0.93 per share, in the first quarter a year ago. The company recorded stock-based compensation expense of $1.2 million, versus $689,000 in the same quarter a year ago. Excluding stock-based compensation expense, Volcano recorded net income of $2.9 million, or $0.07 per diluted share, versus a net loss of $5.7 million, or $0.83 per share, in the first quarter of 2006. Weighted-average diluted shares outstanding were 41.7 million in the first quarter of 2007 versus 6.9 million a year ago. The increase reflects the conversion of preferred stock to common stock, the exercise of warrants and the company’s equity offerings in June and December of last year. A reconciliation of the company’s GAAP to non-GAAP results can be found in today’s earnings news release on the company’s website at www.volcanocorp.com.
     “Volcano had an excellent quarter with strong revenue growth and significant accomplishments that support our long-term growth strategy, including major marketing agreements with leading industry partners. In addition, we saw the continued release of data that portrays the important role that IVUS can play in enhancing the safety and efficacy of stenting and other endovascular procedures,” said Scott Huennekens, president and chief executive officer of Volcano.
     During the quarter, Volcano announced two strategic transactions designed to support its growth objectives. They included a collaboration with Royal Philips Electronics in which the company’s suite of s5i IVUS consoles will be compatible with Philips’ Allura Xpder FD cath lab systems. In addition, Volcano and ev3 Inc. announced an exclusive U.S. distribution agreement under which Volcano will be selling ev3’s Spider FX, a leading embolic protection device for use in stenting of saphenous vein grafts (SVG’s).
     “The Philips agreement is important because we are now partnering with another major cath lab equipment provider. The ability to integrate our IVUS technology into their cath lab offerings will enable IVUS to be integrated quickly and seamlessly. In addition, we now have the opportunity to create regional co-marketing agreements with Philips in the U.S., Japan and Europe. Volcano is the only IVUS and functional measurement company with partnerships and safety and compatibility testing verifications with the large angiography companies,” Huennekens said.

     “The ev3 agreement will not only facilitate the market opportunity for our core offerings, but it also provides another product that can leverage the strong presence of our sales force. Transactions such as these, along with our programs to create product differentiation, are key elements of our growth strategy,” he added.
     “In addition to the successful implementation of initiatives to increase our presence in current markets, we are also executing on our product development and clinical strategies designed to address future opportunities, including stent optimization, the use of IVUS in conjunction with diagnostic angiography, Intra-Cardiac Echo and vulnerable plaque and applications in the carotid and peripheral arteries,” Huennekens noted.
Guidance for 2007
     Volcano expects revenues of approximately $125.0 million, which compares to prior revenue guidance of approximately $120.0 million. The company continues to expect gross margin for the year will be 60-61 percent and operating expenses to be 67-69 percent of revenues, as the company intends to accelerate its plan to increase its sales force and to build out its infrastructure to support future growth. The company expects to report a net loss on a GAAP basis of approximately $0.14 per share, compared to prior guidance of $0.15 per share. Weighted average basic shares outstanding are expected to be approximately 38.3 million at year end. Excluding stock-based compensation, Volcano expects to report net income of approximately $0.04 per diluted share, versus prior guidance of $0.03 per diluted share, assuming weighted average diluted shares outstanding at year-end of approximately 41.9 million.
Conference Call
     The company will hold a conference call today at 2 p.m. Pacific Daylight Time (5 p.m. Eastern Daylight Time). The teleconference can be accessed by calling (913) 312-1293, passcode 4758002, or via the company’s website at www.volcanocorp.com Please dial in or access the website 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available until May 14, at (719) 457-0820, passcode 4758002, and via the company’s website.
Volcano Corporation
     Volcano Corporation (NASDAQ: VOLC) offers a broad suite of devices designed to facilitate endovascular procedures, enhance the diagnosis of vascular and structural heart diseases and guide optimal therapies. The company’s intravascular ultrasound (IVUS) product line includes ultrasound consoles that can be integrated directly into virtually any modern cath lab. Volcano IVUS offers unique features, including both single-use phased array and rotational IVUS imaging catheters, and advanced functionality options, such as VH™ IVUS tissue characterization. Volcano also provides functional measurement (FM) consoles and single-use pressure and flow guide wires. Currently, more than 2,600 Volcano IVUS and FM systems are installed worldwide, with approximately half of its revenues coming from outside the United States. For more information, visit the company’s website at www.volcanocorp.com

Use of Non-GAAP Financial Measures
     This press release includes certain non-GAAP financial information as defined by the U.S. Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, a reconciliation of this non-GAAP financial information to our financial statements as prepared under generally accepted accounting principles in the United States (GAAP) is included in this press release. Non-GAAP financial measures provide an indication of our performance before certain charges. Our management believes that in order to properly understand our short-term and long-term financial trends, investors may wish to consider the impact of these charges. These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations. Our management believes that these items should be excluded when comparing our current operating results with those of prior periods as stock-based compensation is a non-cash expense. In addition, our management uses results of operations before these certain charges to evaluate the operational performance of the company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial measures in accordance with GAAP.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding Volcano’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the company’s financial guidance for 2007, expectations and outcomes regarding current and potential collaborations with other companies, the impact of clinical and other technical data, the safety and efficacy of the company’s products, the success and timing of product development and clinical trial programs, market development and product use, and regulatory approvals. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Volcano’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted are detailed in the company’s annual report on Form10-K and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.
Contact information:
John Dahldorf
Chief Financial Officer
Volcano Corporation
(916) 638-8008
or
Neal B. Rosen
Kalt Rosen Group/Ruder-Finn West
(415) 692-3058

VOLCANO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31,	December 31
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$54,385	$77,738
Short term investments available for sale	42,484	17,787
Accounts receivable, net	22,725	21,575
Inventories	15,157	13,423
Prepaid expenses and other current assets	2,189	2,208

Total current assets	136,940	132,731
Restricted cash	354	352
Property and equipment, net	10,043	9,333
Intangible assets, net	11,187	11,946
Other non-current assets	695	363

	$159,219	$154,725

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,957	$8,209
Accrued compensation	6,203	5,993
Accrued expenses and other current liabilities	4,556	5,292
Deferred revenues	3,480	2,675
Current maturities of long-term debt	1,557	1,654

Total current liabilities	24,753	23,823
Long-term debt	44	66
Deferred license fee	1,313	1,375
Other	258	279

Total liabilities	26,368	25,543
Stockholders’ equity	132,851	129,182

	$159,219	$154,725

VOLCANO CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006

Revenues	$29,579	$19,872
Cost of revenues	10,865	8,220

Gross profit	18,714	11,652

Operating expenses:
Selling, general and administrative	12,584	11,645
Research and development	4,688	4,553
Amortization of intangibles	786	774

Total operating expenses	18,058	16,972

Operating income (loss)	656	(5,320)
Interest expense	(89)	(1,312)
Interest and other income, net	1,317	291

Income (loss) before provision for income taxes	1,884	(6,341)
Provision for income taxes	210	33

Net income (loss)	$1,674	$(6,374)

Net income (loss) per share — basic	$0.04	$(0.93)

Net income (loss) per share — diluted	$0.04	$(0.93)

Weighted-average shares outstanding — basic	37,964	6,891

Weighted-average shares outstanding — diluted	41,685	6,891

VOLCANO CORPORATION
RECONCILIATION OF GAAP AND NON-GAAP OPERATING RESULTS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 2007
		Stock-based
		compensation
	GAAP results	expense	Non-GAAP results

Revenues	$29,579	$—	$29,579
Cost of revenues	10,865	(112)	10,753

Gross profit	18,714	112	18,826

Operating expenses:
Selling, general and administrative	12,584	(923)	11,661
Research and development	4,688	(208)	4,480
Amortization of intangibles	786	—	786

Total operating expenses	18,058	(1,131)	16,927

Operating income	656	1,243	1,899
Interest expense	(89)	—	(89)
Interest and other income, net	1,317	—	1,317

Income before provision for income taxes	1,884	1,243	3,127
Provision for income taxes	210	—	210

Net income	$1,674	$1,243	$2,917

Net income per share — basic	$0.04	$0.03	$0.08

Net income per share — diluted	$0.04	$0.03	$0.07

Weighted-average shares outstanding — basic	37,964		37,964

Weighted-average shares outstanding — diluted	41,685		41,685

	Three Months Ended March 2006
		Stock-based
		compensation
	GAAP results	expense	Non-GAAP results

Revenues	$19,872	$—	$19,872
Cost of revenues	8,220	(68)	8,152

Gross profit	11,652	68	11,720

Operating expenses:
Selling, general and administrative	11,645	(506)	11,139
Research and development	4,553	(115)	4,438
Amortization of intangibles	774	—	774

Total operating expenses	16,972	(621)	16,351

Operating income (loss)	(5,320)	689	(4,631)
Interest expense	(1,312)	—	(1,312)
Interest and other income, net	291	—	291

Income (loss) before provision for income taxes	(6,341)	689	(5,652)
Provision for income taxes	33	—	33

Net income (loss)	$(6,374)	$689	$(5,685)

Net income (loss) per share — basic	$(0.93)	$0.10	$(0.83)

Net income (loss) per share — diluted	$(0.93)	$0.10	$(0.83)

Weighted-average shares outstanding — basic	6,891		6,891

Weighted-average shares outstanding — diluted	6,891		6,891

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial information as defined by the U.S. Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, a reconciliation of this non-GAAP financial information to our financial statements as prepared under generally accepted accounting principles in the United States (GAAP) is included in this press release. Non-GAAP financial measures provide an indication of our performance before certain charges. Our management believes that in order to properly understand our short-term and long-term financial trends, investors may wish to consider the impact of these charges. These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations. Our management believes that these items should be excluded when comparing our current operating results with those of prior periods as stock-based compensation is a non-cash expense. In addition, our management uses results of operations before certain charges to evaluate the operational performance of the company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

VOLCANO CORPORATION
REVENUE SUMMARY
(in millions)
(Unaudited)

	Q1 ‘07	Q1 ‘06
IVUS Systems:
United States	$3.7	$0.7
Japan	0.7	0.3
Europe	0.8	0.5
Rest of World	0.6	0.5

Total IVUS Systems	$5.8	$2.0

IVUS Disposables:
United States	$9.4	$7.6
Japan	6.1	4.5
Europe	3.2	2.1
Rest of World	0.6	0.3

Total IVUS Disposables	$19.3	$14.5

FM:
United States	$1.6	$1.3
Japan	0.7	0.5
Europe	1.2	0.9
Rest of World	0.2	0.1

Total FM	$3.7	$2.8

Other	0.8	0.6

Total	$29.6	$19.9